EXHIBIT 5

                     ARMSTRONG, TEASDALE, SCHLAFLY & DAVIS
                      ONE METROPOLITAN SQUARE, SUITE 2600
                        ST. LOUIS, MISSOURI  63102-2740
                                 (314) 621-5070
                              FAX: (314) 621-5065


                               September 11, 1996


Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri 63118

               Re:  Registration Statement on Form S-3
                    Relating to $800,000,000 Principal
                    Amount of Debt Securities

Gentlemen:

     Anheuser-Busch Companies, Inc. (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-3 (the "Registration Statement") relating to the proposed issuance from time to time by the Company of its debt securities (the "Debt Securities") in aggregate principal amount of up to $800,000,000. The Debt Securities would be issued from time to time in one or more series (a "Series") under one or more Indentures (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee, or another trustee (the "Trustee"), the forms of which are exhibits to the Registration Statement.

     To enable us to render the opinion set forth below, we have examined corporate records of the Company and such other documents and materials as we have considered relevant, and have made such investigation of matters of law and of fact as we have considered appropriate.

     Based on the foregoing, we are of the opinion that:

          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power to execute and deliver the Debt Securities.

          2. The execution and delivery of the Indenture has been duly authorized by all requisite action on the part of the Company. Upon execution and delivery of the Indenture by the Company, and compliance with the procedures specified in the Indenture relating thereto, the issuance of the Debt Securities of the several Series will be duly authorized. When the Debt Securities of the several Series have been so authorized and executed by the Company, authenticated by the Trustee and delivered against payment therefor, the Debt Securities of such Series will constitute the valid and binding obligations of the Company, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy and other laws affecting creditors' rights generally as in effect from time to time, and except that the availability of certain equitable remedies may be limited by generally applicable equitable principles.

     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name in the Registration Statement and the related Prospectus.

                                        Very truly yours,

                                        ARMSTRONG, TEASDALE, SCHLAFLY
                                          & DAVIS


                                        By:    /s/ Denis P. McCusker
                                           --------------------------------